POOL CORPORATION UPDATES 2007 EARNINGS PROJECTION;
SCHEDULES CONFERENCE CALL
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COVINGTON, LA (July 2, 2007) Pool Corporation (the “Company” or “POOL”) (NASDAQ/GSM: POOL) announced today that, based on preliminary second quarter 2007 results and current business trends, the Company is updating its estimated full year 2007 earnings projection to be in the range of $1.75 to $1.85 per diluted share compared to its previously communicated projected range of $2.00 to $2.10 per share.

Commented Manuel Perez de la Mesa, the Company’s President and CEO, “Sales for April and May were essentially in line with the Company’s expectations.  However, the daily sales rate did not increase as expected in June primarily due to a greater than projected decrease in new pool construction together with adverse weather in certain markets that also affected replacement and repair activity.  The markets most affected by lower new pool construction were Florida, Arizona, and certain parts of California.  For the second quarter of 2007, we now expect base business sales to be only marginally higher than 2006, with lower gross margins due in part to the tougher competitive environment.

“Given the prolonged adverse trends in the housing and real estate markets and our expected second quarter results, we are more cautious about our projections for the second half of the year and have updated our 2007 earnings per share estimate.  In spite of these short-term factors, our long-term outlook is unchanged and we expect a normalized external environment will result in annual earnings per share growth of 15% to 20%,” continued Perez de la Mesa. “The underlying long-term favorable industry and demographic dynamics that have helped drive our results over time, including 34% compound annual earnings per share growth between 1996 and 2006, will continue to benefit us in the future.”

POOL will hold a conference call to discuss the Company’s updated earnings estimate for fiscal 2007 on Tuesday, July 3, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  The conference call will be available via web cast at our website www.poolcorp.com. Replay of the web cast will be available at our website after 12:00 noon Central Time.

POOL is scheduled to announce its second quarter 2007 results and host its regular quarterly conference call on Thursday, July 19, 2007 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard lifestyle products.  Currently, POOL operates 283 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 70,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, changes in the economy and other risks detailed in POOL’s 2006 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com